UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 17, 2011

SCHIFF NUTRITION INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14608	87-0563574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 South 5070 West Salt Lake City, Utah	84104-4726
(Address of principal executive offices)	(Zip Code)

(801) 975-5000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of Bruce J. Wood.  Bruce J. Wood has notified the Board of Directors (the “Board”) of Schiff Nutrition International, Inc. (the “Company”) of his resignation from the Board and from his position as Chief Executive Officer and President, effective March 7, 2011.

In connection with his departure, Mr. Wood and the Company entered into a separation agreement (the “Separation Agreement”) pursuant to which Mr. Wood will receive:  (i) a payment equal to one year of base salary, to be paid in 24 equal semi-monthly installments, commencing on June 1, 2011; (ii) a payment equal to one year of base salary, to be paid in 24 equal semi-monthly installments, commencing on May 1, 2012; (iii) twelve monthly payments to cover certain medical and dental benefits for Mr. Wood commencing upon Mr. Wood’s separation from service; and (iv) 10/12 of the approved performance-based cash bonus payout for the 2011 fiscal year (if any) that Mr. Wood would have been entitled to receive under the Company’s fiscal year 2011 bonus plan had Mr. Wood remained employed through the end of such fiscal year and subject to the Compensation Committee’s determination of the achievement of the performance goals, to be paid in 24 equal semi-monthly installments, commencing on June 1, 2011.  The foregoing payments shall be subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance issued thereunder.  In addition, the foregoing payments shall be subject to Mr. Wood’s execution and delivery of a general release of all claims and continued compliance with the restrictive covenants in Mr. Wood’s employment agreement.  The Separation Agreement also provides for the settlement and payment of any equity awards that have previously vested in accordance with the terms and conditions of such awards.  The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.  The Company anticipates it will record a pre-tax charge of approximately $1.3 million associated with the payments to be made to Mr. Wood under the terms of the Separation Agreement.

(c)           Appointment of Tarang Amin as Chief Executive Officer and President and Director.  On February 18, 2011, the Company publicly announced the appointment of Tarang Amin, age 45, to serve as the Company’s Chief Executive Officer and President and a member of the Company’s Board, effective March 7, 2011.

Prior to joining the Company, Mr. Amin served as Vice President–General Manager of the Food and Charcoal Strategic Business Units of The Clorox Company (“Clorox”) from 2008 to 2009 and added the Litter Strategic Business Unit to his responsibilities in 2009.  Mr. Amin initially joined Clorox in 2003 as Vice President–Marketing, Home Care, assumed responsibility for Laundry marketing in 2004 and was subsequently appointed to the Clorox Leadership Committee in 2006.  From 1991 to 2003, Mr. Amin served in various capacities at The Procter & Gamble Company, including as Marketing Director – North America Family Care from 1999 to 2003. Mr. Amin earned his B.A. and M.B.A. from Duke University.  Mr. Amin’s executive leadership skills and considerable experience in consumer products and brand management led the Board to conclude he should serve as a director.

Employment Agreement

Under the terms of the employment agreement entered into between the Company and Mr. Amin, which is effective as of March 7, 2011 (the “Employment Agreement”), Mr. Amin will serve as the Chief Executive Officer and President of the Company.  The Employment Agreement provides for an initial five-year term, which will be automatically extended for additional one-year terms unless notice of non-extension is provided by the Company or Mr. Amin.

Mr. Amin’s compensation will consist of the following: (i) annual base salary of $450,000, (ii) a signing bonus of $213,000, (iii) an annual performance-based bonus payment at a target level of 100% of his annual base salary and (iv) an equity award covering 3.75% of the Company’s common stock, as determined on a fully-diluted basis as of the grant date (and treating as issued options under a management option pool covering 10% of the Company’s common stock on a fully-diluted basis), consisting of (x) stock options covering 2.0% of the Company’s common stock which will vest in annual installments over a five-year period, (y) a restricted stock award covering 0.5% of the Company’s common stock which will vest in annual installments over a five-year period, and (z) stock options covering 1.25% of the Company’s common stock which will be eligible to vest based upon the Company’s achievement of certain stock price targets, in each case subject to Mr. Amin’s continued employment through the applicable vesting date.

The Employment Agreement provides that if the Company terminates Mr. Amin’s employment “without cause” or Mr. Amin resigns for “good reason” (each as defined in the Employment Agreement), Mr. Amin will be entitled to receive severance payments equal to two times his annual base salary, payable in installments over the twelve-month period following such termination, a pro-rata bonus for the year of such termination (if he has worked for at least half of such year), continued participation in the Company’s health insurance plans for the eighteen-month period following such termination and, with respect to any such termination during the first year of employment, the vesting of any options and restricted stock which were eligible to vest on the first two anniversaries of the grant date and, with respect to any such termination following the first year of employment or a termination at any time due to Mr. Amin’s death or disability, the vesting of any options or restricted stock which were eligible to vest on the grant date anniversary immediately following such termination (or, if such termination occurred in connection with or within twelve months following a “change in control” (as defined in the Employment Agreement), the vesting of all unvested time-based stock options and restricted stock).  In addition, (i) during the 90 day period following Mr. Amin’s termination of employment without cause, for good reason, or as a result of his death or disability, the unvested performance-based stock options will remain eligible to become vested, and (ii) if none of the performance-based options have become vested prior to or in connection with a change in control, 20% of the performance-based options will become vested upon the occurrence of a change in control.

The Employment Agreement contains non-competition and non-solicitation covenants which apply during the employment term and during the eighteen-month period following any termination of employment, as well as perpetual confidentiality covenants.

The foregoing description of Mr. Amin’s Employment Agreement is a summary only and is qualified in its entirety by the terms and conditions of the full Employment Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

On February 18, 2011, the Company issued a press release announcing the appointment of Mr. Amin and resignation of Mr. Wood, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(e)           Amendment to Schiff Nutrition International, Inc. 2004 Incentive Award Plan (the “2004 Plan”).  On February 17, 2011, the Board approved an amendment to the 2004 Plan (the “Amendment”) to increase (i) the maximum number of shares with respect to any awards that may be granted to any one participant in the 2004 Plan during any fiscal year from 500,000 to 1,500,000 and (ii) the number of authorized shares under the 2004 Plan by 1,600,000, for a total of 4,800,000 authorized shares under the 2004 Plan.  The full text of the Amendment is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement between the Company and Bruce J. Wood, effective as of March 7, 2011

10.2	Employment Agreement between the Company and Tarang Amin, effective as of March 7, 2011

10.3	Amendment No. 4 to the Schiff Nutrition International, Inc. 2004 Incentive Award Plan

99.1	Press Release, dated February 18, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schiff Nutrition International, Inc.

Date: February 18, 2011

	By:	/s/ Joseph W. Baty
	Name:	Joseph W. Baty
	Title:	Executive Vice President and Chief Financial Officer